                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                         PLATINUM SOFTWARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                          PLATINUM SOFTWARE CORPORATION
                              195 Technology Drive
                          Irvine, California 92618-2402


                            [PLATINUM SOFTWARE LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   ----------

                           TO BE HELD OCTOBER 28, 1998

TO THE STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Platinum Software Corporation (the "Company"), a Delaware corporation, will be held on Wednesday, October 28, 1998 at 10:00 a.m., Pacific Time, at the offices of the Company located at 195 Technology Drive, Irvine, California 92618-2402, telephone number (949) 453-4000, for the following purposes:

               1. To elect five (5) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

               2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 30, 1999.

               3. To transact such other business as may properly come before the meeting or any adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Only stockholders of record at the close of business on September 11, 1998 are entitled to notice of and to vote at the meeting.

        All stockholders are cordially invited to attend the meeting. However, in order to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                            By Order of the Board of Directors


                                            L. George Klaus
                                            Chairman of the Board
Irvine, California
September 28, 1998

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

                          PLATINUM SOFTWARE CORPORATION


                            [PLATINUM SOFTWARE LOGO]


                                     -------


                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING




GENERAL

        The enclosed proxy is solicited on behalf of the Board of Directors (the "Board" or "Board of Directors") of PLATINUM SOFTWARE CORPORATION (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting of Stockholders") to be held on Wednesday, October 28, 1998, at 10:00 a.m., Pacific Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at the offices of the Company located at 195 Technology Drive, Irvine, California 92618-2402. The telephone number at that location is (949) 453-4000.

        These proxy solicitation materials and the Annual Report to Stockholders for the fiscal year ended June 30, 1998, including financial statements, were first mailed on or about September 28, 1998, to all stockholders entitled to vote at the Annual Meeting of Stockholders.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT MEETING

        Proposals that are intended to be presented by stockholders of the Company at the Company's 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than May 28, 1999, in order to be considered for inclusion in the Company's proxy statement relating to that meeting.

REVOCABILITY OF PROXIES; VOTING

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. An automated system administered by the Company's transfer agent will tabulate votes cast at the Annual Meeting of Stockholders. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting of Stockholders. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Abstentions or broker non-votes or other failures to vote will have no such effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote or other failure to vote will have the same effect as a vote against the matter being voted upon.

SOLICITATION

        The Company will bear the entire cost of the solicitation of proxies, including costs incurred in connection with the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to the Company's stockholders in relation to the Annual Meeting of Stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock of the Company beneficially owned by others for forwarding to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock of the Company for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

RECORD DATE AND SHARES OUTSTANDING

        Stockholders of record at the close of business on September 11, 1998 ("Record Date") are entitled to notice of and to vote at the Annual Meeting of Stockholders. The Company has two (2) classes of equity securities outstanding, designated Common Stock, $.001 par value ("Common Stock" or the "Company's Common Stock"), and Series C Preferred Stock, $.001 par value ("Series C Preferred Stock"). At the Record Date, 28,371,689 shares of Common Stock and 95,305 shares of Series C Preferred Stock were issued and outstanding. Each share of Common Stock outstanding at the record date will be entitled to one (1) vote with respect to each proposal herein and any other matter that properly may come before the Annual Meeting of Stockholders.

VOTING AND CONVERSION RIGHTS OF SERIES C PREFERRED STOCK

        Each share of Series C Preferred Stock is convertible into ten (10) shares of Common Stock, as adjusted for any stock dividends, combinations or splits with respect to such shares, at any time at the option of the holder. In addition, each share of Series C Preferred Stock automatically converts into ten
(10) shares of Common Stock, as adjusted as provided above, ten (10) days following the date that the average closing price of the Common Stock for twenty
(20) consecutive days has exceeded $25.00 per share, as adjusted as provided above. Each share of Series C Preferred Stock will be entitled to vote with the holders of Common Stock on an as-converted basis on all matters presented for stockholder approval.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS


NOMINEES

        Currently, there are five (5) members of the Board of Directors. At the Annual Meeting of Stockholders, five (5) directors are to be elected by the holders of Common Stock. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Management's five (5) nominees named below. If any Management nominee is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for a nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable to or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

        The names of the nominees and certain information about them are set forth below:

         L. George Klaus................58   President, Chairman of the Board,
                                             Chief Executive Officer
         W. Douglas Hajjar..............51   Director
         Donald R. Dixon................51   Director
         Arthur J. Marks................53   Director
         L. John Doerr..................47   Director


The Board of Directors recommends a vote "FOR" the election of all of the nominees listed above.

        Mr. Klaus has been a Director of the Company and has served as President and Chief Executive Officer of the Company since February 1996 and Chairman of the Board since September 1996. From July 1993 to October 1995, Mr. Klaus served as President, Chief Executive Officer and Chairman of the Board of Frame Technology, Inc., a publicly held software company which produced software tools for authoring, managing and distributing business-critical documents. From October 1992 to July 1993, Mr. Klaus was Chairman of the Board and President at Integral Development Corporation, a software company that produces software tools and applications for the financial services industry. From December 1991 to May 1992, Mr. Klaus was Chief Operating Officer at Cadence Design Systems, Inc., a publicly held software company. In addition, Mr. Klaus was President and Chief Operating Officer at Valid Logic Systems, Inc., a publicly held supplier of electronic design automation software tools from October 1989 to December 1991. Mr. Klaus currently serves on the board of FileNet Corporation, a public company.

        Mr. Hajjar has been a Director of the Company since April 1996. Mr. Hajjar was Chairman of the Board of Control Data Systems, Inc., a publicly held electronic commerce and systems integration company, from August 1995 to the sale of the Company in July 1997. From December 1991 to May 1993, Mr. Hajjar served as Vice Chairman of Cadence Design Systems, Inc., a publicly held electronic design automation software company. From April 1987 until the merger with Cadence in December 1991, Mr. Hajjar served as Chairman of the Board and Chief Executive Officer of Valid Logic Systems, Inc., a publicly held supplier of electronic design automation software tools. In addition, Mr. Hajjar served as Chairman and Chief Executive Officer of Telesis Systems, a publicly held electronic design automation company, from September 1985 to April 1987. Mr. Hajjar currently serves on the boards of Control Data Systems and Silent Systems, both private companies.

        Mr. Dixon has been a Director of the Company since September 1995. Mr. Dixon has served as President of Trident Capital, Inc., a private investment firm, since June 1993, and before that as Co-President of Partech International, Inc., an international venture capital and money management firm, from June 1988 until June 1993. Mr. Dixon also is a director of BankAmerica Merchant Services, Inc., and Evolving Systems, Inc., all of which are public companies and several other private companies.

        Mr. Doerr has been a Director of the Company since October 1994. Mr. Doerr has served as a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm specializing in information and life science companies, since 1980. Mr. Doerr is currently on the Board of Directors of the following public companies: Intuit, Inc., Macromedia, Inc., Sun Microsystems and Netscape Communications Corporation.

        Mr. Marks has been a Director of the Company since October 1994. Mr. Marks is presently a general partner of and is the manager of the Information Technology Group at New Enterprise Associates, a venture capital firm specializing in technology companies. Mr. Marks has been a general partner of New Enterprise Associates since 1984. Mr. Marks is currently on the Board of Directors of the following publicly traded corporations: Netrix Corporation, Object Design, Inc., and Progress Software Corporation.

COMMITTEES

        The Board of Directors has a standing Compensation Committee, Audit Committee and Executive Committee. The functions of the Compensation Committee include advising the Board of Directors on officer compensation and on employee compensation generally and administering the Company's stock option plans. See "Report of the Compensation Committee on Executive Compensation" below. The Compensation Committee, which presently consists of two outside directors, Messrs. Dixon and Doerr, held two meetings during fiscal 1998. The Audit Committee is responsible for recommending to the Board of Directors the appointment of the Company's outside auditors, examining the results of audits and quarterly reviews and reviewing internal accounting controls. The Audit Committee, which presently consists of two outside directors, Messrs. Dixon and Hajjar, held four meetings during fiscal 1998. The Executive Committee is empowered to take day-to-day board actions between regularly scheduled board meetings, and is presently comprised of two directors, Messrs. Dixon and Klaus. During fiscal 1998 the Executive Committee held no meetings, but acted by written consent on several occasions. The Board of Directors has no nominating committee or any committee performing the functions of such a committee.

BOARD MEETINGS

        The Board of Directors held a total of five meetings during fiscal 1998. No member of the Board of Directors attended fewer than 75% of the meetings of the Board of Directors, and no director attended fewer than 75% of the meetings of committees upon which such director served.

OTHER EXECUTIVE OFFICERS

        In addition to Mr. Klaus, the other current executive officers of the Company are William R. Pieser, age 45, Executive Vice President, Product Operations and Marketing and Ken Lally, age 55, Executive Vice President, Field and Customer Operations.

        Mr. Pieser joined the Company in February 1996. From February 1996 to June 1998, Mr. Pieser served as Senior Vice President, Marketing and Business Development of the Company. In July 1998, Mr. Pieser became Executive Vice President, Product Operations and Marketing. Mr. Pieser served as Vice President of Marketing at Frame Technology, Inc. from October 1993 to October 1995. From October 1991 to October 1993, Mr. Pieser was Vice President of Marketing at Raima Corporation, a supplier of development tools. From October 1990 through October 1991, Mr. Pieser served as Director of Sales for HDC Computer Corporation.

        Mr. Lally joined the Company in April 1996. From April 1996 to June 1998, Mr. Lally served as Senior Vice President, Worldwide Field Operations of the Company. In July 1998, Mr. Lally became Executive Vice President, Field and Customer Operations. Mr. Lally served as Vice President of Spectrum Services for Cadence Design Systems, Inc. from January 1995 through April 1996. Mr. Lally was Vice President of North American Sales at Cadence from December 1991 through January 1995. From December 1990 through December 1991, Mr. Lally was Vice President of North American Sales at

Valid Logic Systems, Inc. Prior to joining Valid, Mr. Lally was employed at Prime Computer for ten years.

EXECUTIVE COMPENSATION

        SUMMARY OF COMPENSATION. The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities during the fiscal year ended June 30, 1998 to the Company's Chief Executive Officer and to the Company's four most highly-compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                        Long Term
                                   Annual Compensation             Compensation Awards
                           -----------------------------------   -----------------------
      Name                                            Other      Restricted   Securities        All
      and                                             Annual       Stock      Underlying       Other
    Principal                    Salary    Bonus   Compensation    Awards      Options      Compensation
    Position               Year   ($)       ($)         ($)          ($)         (#)            ($)
----------------------     ----  ------   -------  ------------  ----------   ----------    ------------
L. George Klaus            1998  527,500  509,456   423,058(1)        -           -              -
Chairman of the Board,     1997  500,000  180,000   855,251(2)        -           -              -
Chief Executive Officer    1996  198,865   98,630       (3)           0 (4)       -              -
and President

Michael J. Simmons (5)     1998  144,750   75,000       (3)           -           -              -
Chief Financial Officer    1997  197,917   40,000       (3)           -           -              -
                           1996  175,000        0       (3)           -        140,000           -

Ken Lally                  1998  211,000  243,000   169,544(6)        -           -              -
Executive Vice President   1997  200,000   97,000   373,274(7)        -           -              -
Worldwide Field            1996  34,848    17,260       (3)           0 (8)     25,000           -
Operations

William R. Pieser          1998  221,500  196,884   105,157(9)        -           -              -
Executive Vice President   1997  210,000   75,000   192,544(10)       -           -              -
Marketing and Business     1996  73,500    36,247    47,769(11)       0 (12)      -              -
Development

-----------------------

(1) Consists of waiver of accrued interest on two loans in the aggregate principal amount of $7,000,000 and insurance which provides for reimbursement for health and dental costs in excess of the amounts payable under the Company's group health and dental plans. See "Employment Agreements and Related Party Transactions" and "Report of Compensation Committee on Executive Compensation."

(2) Includes relocation expenses related to Mr. Klaus moving from Northern California to Southern California, including $623,276 relating to the sale of Mr. Klaus' prior residence (comprised of the shortfall on the sale of the residence, carrying costs for six months, sales commissions, legal fees and taxes). Also includes golf club membership and moving expenses, closing costs on a new residence and a tax gross up payment for certain reimbursed costs.

(3) Miscellaneous perquisites which, in the aggregate, are less than ten percent (10%) of base salary and bonus.

(4) Mr. Klaus received a restricted stock grant of 2,000,000 shares in connection with his joining the Company in February 1996. See "Employment Agreements and Related Party Transactions." Of the 2,000,000 shares, 350,000 vested on the grant date and 29,167 shares vest each month thereafter for 36 months. The remaining 600,000 shares vest based on the Company meeting operating revenue and profit after tax thresholds for fiscal 1997, 1998 and 1999. If the Company does not meet the thresholds, then the shares vest after 10 years. As of June 30, 1998, 1,595,843 shares were vested. The value of Mr. Klaus' restricted stock holdings at June 30, 1998, was $33,313,222, which was determined by multiplying the number of restricted shares times $24.375, the closing price of the Company's common stock on June 30, 1998, net of the consideration paid for the restricted shares.

(5)   Mr. Simmons served as Chief Financial Officer through February 27, 1998.

(6) Consists of waiver of accrued interest on two loans in the aggregate principal amount of $2,812,500 and insurance which provides for reimbursement for health and dental costs in excess of the amounts payable under the Company's group health and dental plans. See "Employment Agreements and Related Party Transactions."

(7) Relocation expense related to Mr. Lally moving from Northern California to Southern California including $121,338 representing the shortfall on the sale of Mr. Lally's prior residence as well as moving expenses, closing costs on a new residence, and a tax gross up payment of $166,664 for the reimbursed costs.
      Also includes golf club membership.

(8) Mr. Lally received a restricted stock grant of 450,000 shares in connection with his joining the Company in April 1996. See "Employment Agreements and Related Party Transactions." Of the 450,000 shares, 49,980 vested on the grant date and 6,945 shares vest each month thereafter for 36 months. The remaining 150,000 shares vest based on the Company meeting operating revenue and profit after tax thresholds for fiscal 1997, 1998 and 1999. If the Company does not meet the thresholds, then the shares vest after 10 years. As of June 30, 1998, 337,495 shares were vested. The value of Mr. Lally's restricted stock holdings at June 30, 1998, was $6,117,096, which was determined by multiplying the number of restricted shares times $24.375, the closing price of the Company's common stock on June 30, 1998, net of the consideration paid for the restricted shares.

(9) Consists of waiver of accrued interest on two loans in the aggregate principal amount of $1,750,000 and insurance which provides for reimbursement for health and dental costs in excess of the amounts payable under the Company's group health and dental plans. See "Employment Agreements and Related Party Transactions."

(10) Relocation expenses related to Mr. Pieser moving from Northern California to Southern California including moving expenses, reimbursement of the shortfall on the sale of Mr. Pieser's prior residence, closing costs on the purchase of a new residence and $90,949 as a tax gross up payment for certain reimbursed costs.

(11) Includes golf club membership of $22,500 and closing costs on purchase of home of $25,269.

(12) Mr. Pieser received a restricted stock grant of 500,000 shares in connection with his joining the Company in February 1996. See "Employment Agreements and Related Party Transactions." Of the 500,000 shares, 50,000 vested on the grant date and 8,334 shares vest each month thereafter for 36 months. The remaining 150,000 shares vest based on the Company meeting operating revenue and profit after tax thresholds for fiscal 1997, 1998 and 1999. If the Company does not meet the thresholds, then the shares vest after 10 years. As of June 30, 1998, 391,686 shares were vested. The value of Mr. Pieser's restricted stock holdings at June 30, 1998, was $8,176,445, which was determined by multiplying the number of restricted shares times $24.375, the closing price of the Company's common stock on June 30, 1998, net of the consideration paid for the restricted shares.

        Option Grants. There were no grants of stock options to the named individuals in the Summary Compensation Table during the fiscal year ended June 30, 1998.

        Option Exercises. The following table sets forth certain information concerning the exercise of options by each of the Company's executive officers named in the Summary Compensation Table during the fiscal year ended June 30, 1998, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of June 30, 1998. Also reported are the values for "in the money" options that represent the positive spread between the exercise prices of any of such existing stock options and the closing sale price of the Company's Common Stock as of June 30, 1998.

AGGREGATED OPTION EXERCISE IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                    --------------------------  ---------------------------
                                                       Number of Securities
                                                           Underlying              Value of Unexercised
                                                       Unexercised Options         In-the-Money Options
                                                       at Fiscal Year-End         at Fiscal Year-End (1)
                            ------------- --------- --------------------------   --------------------------
                               Shares       Value
                            Acquired on   Realized  Exercisable  Unexercisable   Exercisable  Unexercisable
       Name                 Exercise (#)   (1)($)       (#)          (#)             ($)           ($)
---------------------       -----------   --------  -----------  -------------   -----------  -------------
Michael J. Simmons (2)        140,000     2,100,000        0             0              -             -
L. George Klaus                 N/A           N/A          -             -              -             -
Ken Lally                       N/A           N/A     25,000(3)          -        453,125             -
William R. Pieser               N/A           N/A          -             -              -             -
------------------------------

(1) Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise or base price on "in-the-money" options. The closing sale price for the Company's Common Stock as of June 30, 1998 on the NASDAQ National Market System was $24.375.

(2) Mr. Simmons served as Chief Financial Officer of the Company through February 27, 1998.

(3) Consists of 25,000 shares exercisable at an exercise price of $6.25 per share.

        Compensation of Directors. Except for the Series B Preferred Directors, each of the Company's non-employee directors receives annual retainers of $24,000, of which $24,000 was paid during fiscal 1998.

        Employment Agreements and Related Party Transactions. The Company entered into an offer letter with L. George Klaus when he joined the Company as President and Chief Executive Officer in February 1996. The offer letter provided for a base salary of $500,000 together with an annual bonus on a fiscal year basis of up to $250,000 based on a performance plan. The offer letter also provided that Mr. Klaus could earn an additional incentive bonus of up to $250,000 upon fulfillment of certain performance criteria. In addition, Mr. Klaus purchased 2,000,000 shares of restricted stock at a purchase price of $3.50 per share, the then fair market value of the Company's Common Stock. In payment of one half of the purchase price, Mr. Klaus executed a secured five-year promissory note in the principal amount of $3,500,000. The note bears simple interest at 6% per annum, is a recourse promissory note, and is secured by a stock pledge of 2,000,000 shares of the Company's Common Stock. In April 1998, the Company waived the collection of all accrued interest to date and going forward with respect to the promissory note. See "Report of Compensation Committee on Executive Compensation." The Company retained a repurchase right with respect to the restricted stock. The repurchase right lapsed with respect to 350,000 shares on the date of the restricted stock grant, and lapses with respect to 29,167 shares each month for 36 months so that after three years the repurchase right shall not apply to 1,400,000 shares. The repurchase right with respect to the remaining 600,000 shares lapses based on fulfillment of certain performance criteria with respect to the Company's operating revenues and profit after taxes for fiscal 1997, fiscal 1998 and fiscal 1999 years, or in any event after ten years. In addition, the Company agreed to pay Mr. Klaus twelve months severance, including salary and bonus in the event his employment is terminated without cause or in the event that he is constructively terminated. In the event of termination without cause or constructive termination, the Company's repurchase right lapses with respect to the shares that would have vested during the twelve month period following termination. Finally, the Company agreed to provide a relocation package to Mr. Klaus to assist him to relocate from northern California to Southern California. Such package included: (i) paying the shortfall on the sale of his primary residence; (ii) reimbursing Mr. Klaus certain financing and closing costs in connection with the purchase of a new home; (iii) providing temporary housing in Southern California; and (iv) paying moving expenses. See "Executive Compensation" for relocation amounts paid in fiscal 1997. The Company has loaned to Mr. Klaus $3,500,000 pursuant to an unsecured five-year recourse promissory note which bears interest at the rate of 6% per annum. This loan was used to fund Mr. Klaus' restricted stock purchase along with the secured note referenced above. In April 1998, the Company waived the collection of all accrued interest to date and going forward with respect to this unsecured note. See "Report of Compensation Committee on Executive Compensation."

        The Company entered into an offer letter with William R. Pieser when he joined the Company as Senior Vice President - Marketing and Business Development in February 1996. The offer letter provided for a base salary of $210,000 together with an annual bonus on a fiscal year basis of up to $105,000 based on a performance plan. The offer letter also provided that Mr. Pieser could earn an additional incentive bonus of up to $105,000 upon fulfillment of certain performance criteria. In addition, Mr. Pieser purchased 500,000 shares of restricted stock at a purchase price of $3.50 per share, the then fair market value of the Company's Common Stock. In payment of one half of the purchase price, Mr. Pieser executed a secured five-year promissory note in the principal amount of $875,000. The note bears simple interest at 6% per annum, is a recourse promissory note, and is secured by a pledge of 500,000 shares of the Company's Common Stock. In April 1998, the Company waived the collection of all accrued interest to date and going forward with respect to the promissory note. The Company retained a repurchase right with respect to the restricted stock. The repurchase right lapsed with respect to 50,000 shares on the date of the restricted stock grant, and lapses with respect to 8,334 shares each month for 36 months, so that after three years the repurchase right shall not apply to 350,000 shares. The repurchase right with respect to the remaining 150,000 shares lapses based on fulfillment of certain performance criteria with respect to the Company's operating revenues and profit after taxes for fiscal 1997, fiscal 1998 and fiscal 1999, or in any event after ten years. In addition, the Company agreed to pay Mr. Pieser six months severance, including salary and bonus in the event his employment is terminated without cause or in the event that he is constructively terminated. In the event of termination without cause or constructive termination, the Company's repurchase right lapses with respect to the shares that would have vested during the six month period following termination. Finally, the Company agreed to provide a relocation package to Mr. Pieser to assist him to relocate from northern California to southern California. The relocation package includes: (i) paying the shortfall on the sale of his primary residence; (ii) reimbursing Mr. Pieser certain financing and closing costs in connection with the purchase of a new home; (iii) providing temporary housing in Southern California; and (iv) paying moving expenses. See "Executive Compensation" for relocation amounts paid in fiscal 1997. The Company also has loaned to Mr. Pieser $875,000 pursuant to a five-year unsecured recourse promissory note, which bears interest at the rate of 6% per annum. This loan was used to fund Mr. Pieser's restricted stock purchase along with the secured note referenced above. In April 1998, the Company waived the collection of all accrued interest to date and going forward with respect to this unsecured note.

        The Company entered into an offer letter with Ken Lally when he joined the Company as Senior Vice President - Worldwide Field Operations in April 1996. The offer letter provided for a base salary of $200,000 together with an annual bonus on a fiscal year basis of up to $100,000 based on a performance plan. The offer letter also provided that Mr. Lally could earn an additional incentive bonus of up to $100,000 upon fulfillment of certain performance criteria. In addition, Mr. Lally purchased 450,000 shares of restricted stock at a purchase price of $6.25 per share, the then fair market value of the Company's Common Stock. In payment of one half of the purchase price, Mr. Lally executed a secured five-year promissory note in the principal amount of $1,406,250. The note bears simple interest at 6% per annum, is a recourse promissory note, and is secured by a pledge of 450,000 shares of the Company's Common Stock. In April 1998, the Company waived the collection of all accrued interest to date and going forward with respect to the promissory note. The Company retained a purchase right with respect to the restricted stock. The repurchase right lapsed with respect to 49,980 shares on the date of the restricted stock grant, and lapses with respect to 6,945 shares each month thereafter for 36 months, so that after three years the repurchase right shall not apply to 300,000 shares. The repurchase right with respect to the remaining 150,000 shares lapses based on fulfillment of certain performance criteria with respect to the Company's operating revenues and profit after taxes for fiscal 1997, fiscal 1998 and fiscal 1999, or in any event after ten years. In addition, the Company agreed to pay Mr. Lally six months severance, including salary and bonus in the event his employment is terminated without cause or in the event that he is constructively terminated. In the event of termination without cause or constructive termination, the Company's repurchase right lapses with respect to the shares that would have vested during the six month period following termination. Finally, the Company agreed to provide a relocation package to Mr. Lally to assist him to relocate from northern California to Southern California. Such package includes: (i) paying the shortfall on the sale of his primary residence;
(ii) reimbursing Mr. Lally certain financing in closing costs in connection with the purchase of a new home; (iii) providing temporary housing in Southern California; and (iv) paying moving expenses. See "Executive Compensation" for relocation amounts paid in fiscal 1997. The Company also has loaned to Mr. Lally $1,406,250 pursuant to a five-year unsecured promissory note, which bears interest at 6% per annum. This loan was used to fund Mr. Lally's restricted stock purchase along with the secured note referenced above. In April 1998, the Company waived the collection of all accrued interest to date and going forward with respect to this unsecured note.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        From July 1, 1997 through May 31, 1998, Carmelo J. Santoro, the former Chairman of the Board and Chief Executive Officer of the Company, served on the Company's Compensation Committee.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee is a standing committee of the Board of Directors of the Company as constituted at June 30, 1998. The Compensation Committee is responsible for establishing and evaluating the effectiveness of compensation policies and programs for the Company and for making determinations regarding the compensation of the Company's executive officers.

        The following report is submitted by the Compensation Committee with respect to the executive compensation policies established by the Committee and compensation paid or awarded to executive officers for the fiscal year ended June 30, 1998.

COMPENSATION POLICIES AND OBJECTIVES

        In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other employees of the Company, the Compensation Committee is guided by three basic principles:

               The Company must offer competitive salaries to be able to attract and retain highly-qualified and experienced executives and other management personnel.

               Annual executive compensation in excess of base salaries primarily should be tied to the Company's performance.

               The financial interests of the Company's executive officers should be aligned with the financial interests of the stockholders, primarily through stock option or restricted stock grants which reward executives for improvements in the market performance of the Company's Common Stock.

        Salaries and Employee Benefits Programs. In order to retain executives and other key employees, and to be able to attract additional well-qualified executives when the need arises, the Company strives to offer salaries and health care and other employee benefit programs to its executives and other key employees which are comparable to those offered to persons with similar skills and responsibilities by competing businesses in the Company's line of business. In addition, the Company requires its executives be based in Irvine, California and, as a result, provides relocation packages to executives and key employees who are required to relocate. In recommending salaries for executive officers, the Committee (i) reviews the historical performance of the executives, and (ii) informally reviews available information, including information published in secondary sources, regarding prevailing salaries and compensation programs offered by competing businesses which are comparable to the Company in terms of size, revenue, financial performance and industry group. Many, though not all, of these competing businesses whose shares are publicly traded, are included in the Center for Research in Securities Prices Index for NASDAQ Computer and Data Processing Stocks included in the Performance Graph on page 11 of this Proxy Statement. Another factor which is considered in establishing salaries of executive officers is the cost-of-living in Southern California where the Company and its executive offices are headquartered, as such cost generally is higher than in other parts of the country.

        Performance-Based Compensation. The Company has established a cash bonus plan for executives and key employees. Payment of bonuses is dependent on the Company's achieving specific performance criteria for the fiscal year. The performance criteria includes a Company operating revenue target and a Company profit before taxes goal. One half of the bonus is based on achieving the operating revenue goal and the other half is tied to achieving the profit before taxes goal. Potential cash bonuses under the plan range from 5% to 100% of an individual's base salary.

        The profit and revenue targets are established on the basis of annual budget and forecasts developed by management and approved by the Compensation Committee. This operating plan is developed on the basis of (i) the Company's performance for the prior fiscal year, (ii) estimates of sales revenue for the plan year based upon recent market conditions, trends and competition and other factors which, based on historical experience, are expected to affect the level of sales that can be achieved, (iii) historical operating costs and cost savings that management believes can be realized, (iv) competitive conditions faced by the Company, and (v) additional expenditures beyond prior fiscal years. By taking all of these factors into account, including market conditions, the earnings goal and revenue targets are determined.

        As a result of this performance-based bonus program, executive compensation, and the proportion of each executive's total cash compensation that is represented by incentive or bonus income, may increase in those years in which the Company's profitability increases.

        Stock Options and Equity-Based Programs. The Compensation Committee believes that the motivation of executives and key employees increases as the market value of the Company's Common Stock increases. In order to align the financial interests of executive officers and other key employees with those of the stockholders, the Company grants stock options or makes restricted stock grants to its executive officers and other key employees on a periodic basis, taking into account, among other factors, the size and terms of previous grants of equity-based compensation and stock holdings in determining awards. Stock option or restricted stock grants, in particular, reward executive officers and other key employees for performance that results in increases in the market price of the Company's Common Stock, which directly benefits all stockholders, Moreover, the Compensation Committee generally has followed the practice of granting options on terms that provide that the options become exercisable in cumulative annual installments, generally over a two to five-year period. The Compensation Committee generally has followed the practice of making restricted stock grants with vesting, tied, in part, to objective Company performance targets. The Compensation Committee believes that these features of the option and stock grants not only provide an incentive for executive officers to remain in the employ of the Company, but also makes longer term growth in share prices important for the executives who receive stock options or restricted stock grants.

        Other Matters. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the

Company's Chief Executive Officer and four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company does not have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under
Section 162(m) of the Internal Revenue Code. However, the Compensation Committee does consider the net cost to the Company in making all compensation decisions.

FISCAL YEAR 1998 CEO COMPENSATION

        The principal components of compensation for the Chief Executive Officer for fiscal 1998 included base salary, bonuses and the waiver of accrued interest on two loans. L. George Klaus, who joined the Company in February 1996 and has served as President and Chief Executive Officer since February 1996 and Chairman of the Board since September 1996, received a base salary of $527,500. Mr. Klaus' base salary was negotiated as part of his compensation package when he joined the Company in February 1996 and subsequently increased 6% for fiscal 1998. Mr. Klaus' base salary reflects a consideration of competitive forces as well as the Company's desire to maintain a skilled senior executive of the stature of Mr. Klaus who has a track record in company-turnaround situations. Mr. Klaus also received a bonus of $509,456 for fiscal 1998. Mr. Klaus' bonus plan for fiscal 1998 provided for a target bonus of $287,500. One half of the target bonus was based on achieving an operating revenue goal for the Company, and the other half was based upon the Company achieving a profit before taxes goal. Additional amounts could be earned if the Company exceeded 100% of the operating revenue and profit goals. The Company exceeded both the operating revenue and the profit before taxes goals and, as a result, Mr. Klaus earned in excess of the target bonus amount. The excess amount over the target bonus was determined based on an objective formula. Also, in April 1998, the Company waived the collection of all accrued interest, including interest that might accrue in the future on two promissory notes in the aggregate principal amount of $7,000,000. The total amount of interest waived as of April 22, 1998 was $926,301 and the total amount of interest waived that accrued in fiscal 1998 was $420,000. The interest was waived in recognition of the Company's financial performance in fiscal 1998. In making this decision, the Compensation Committee placed particular emphasis on the significant achievements of the Company during fiscal 1998, including 62% revenue growth over fiscal 1997 and earnings per share of $0.45 as compared to a loss per share of $0.20 in fiscal 1997.

        Compensation Committee              Donald Dixon
                                            L. John Doerr

        NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"); OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED ("EXCHANGE ACT"), THAT MIGHT INCORPORATE BY REFERENCE PREVIOUS OR FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE PRECEDING REPORT AND THE PERFORMANCE GRAPH ON PAGE 11 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY OF SUCH FILINGS.

                                PERFORMANCE GRAPH

        The following graph shows a comparison of cumulative total returns for the Company, the Center for Research in Securities Prices Index for the NASDAQ Stock Market (United States Companies) and the Center for Research in Securities Prices Index for NASDAQ Computer and Data Processing Stocks (the "CRSP NASDAQ Computer Index") for the period that commenced on October 22, 1992 (the date on which the Company's Common Stock was first registered under the Exchange Act) and ended on June 30, 1998. The graph assumes that all dividends have been reinvested.


                     COMPARISON OF CUMULATIVE TOTAL RETURNS
 (PLATINUM SOFTWARE CORPORATION, CRSP NASDAQ INDEX, CRSP NASDAQ COMPUTER INDEX)

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information as of September 11, 1998 regarding the beneficial ownership of the Common Stock and Series C Preferred Stock of the Company by (i) each person known by management to be the beneficial owner of more than 5% of any class of the Company's capital stock (based upon reports filed by such persons with the Securities and Exchange Commission), (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group:



                                                                                  Series C
                                        Common Stock                           Preferred Stock
                             ------------------------------------   -----------------------------------
     Name and Address            Amount and                             Amount and
            of                    Nature of            Percentage        Nature of           Percentage
     Beneficial Owner        Beneficial Ownership(1)    of Class    Beneficial Ownership(1)   of Class
--------------------------   -----------------------   ----------   -----------------------  ----------
Kleiner Perkins Caufield &        1,168,502(3)            4.1%              31,770(4)           33.3%
  Byers VII
KPCB Information Sciences
  Zaibatsu Fund
L. John Doerr (2)
   2750 Sand Hill Road
   Menlo Park, CA  94025

New Enterprise Associates           362,002               1.3%              38,120              40.0%
  VI
  Limited Partnership
Arthur J. Marks (5)
  1119 St. Paul Street
  Baltimore, MD   21202

Trident Capital Partners             15,062(7)              *               25,415(8)           26.7%
  Fund I, LP,
Trident Capital Partners
  Fund I, C.V.
Donald R. Dixon (6)
   2480 Sand Hill Road,
   Ste. 100
   Menlo Park, CA  94025

Capital Research and              2,075,000(9)            7.3%                  -                 -
  Management Company
   333 So. Hope Street
   Los Angeles, CA   90071

SMALLCAP World Fund, Inc.         1,475,000(10)           5.2%                  -                 -
   333 So. Hope Street
   Los Angeles, CA   90071

BKP Capital Management,           1,496,700               5.3%                  -                 -
  Inc.
   One Sansome Street,
   Suite 3900
   San Francisco, CA
   94104

W. Douglas Hajjar (11)               74,500(12)             *                   -                 -

L. George Klaus (11)              2,000,000               7.0%                  -                 -

William R. Pieser (11)              500,000               1.8%                  -                 -

Ken Lally (11)                      485,000(13)           1.7%                  -                 -

Directors and officers as         3,059,500              10.8%                  -                 *
a group
(7 persons) (14)

--------------------------------------------
 *Less than 1%

(1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) L. John Doerr, a director of the Company, is a general partner of KPCB VII Associates, which is a general partner of each of Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund. Mr. Doerr disclaims beneficial ownership of these shares other than to the extent of his individual partnership interest.

(3)   Consists of 1,168,502 shares held by Kleiner Perkins Caufield & Byers VII.

(4) Consists of 30,181 shares held by Kleiner Perkins Caufield & Byers VII and 1,589 shares held by KPCB Information Sciences Zaibatsu Fund II.

(5) Arthur J. Marks, a director of the Company, is a general partner of NEA Partners VI, which is the general partner of New Enterprise Associates VI, Limited Partnership. Mr. Marks disclaims beneficial ownership of these shares other than to the extent of his individual partnership interest.

(6) Donald R. Dixon, a director of the Company, is president of Trident Capital Inc., which is the general partner of Trident Capital, L.P. which is the general partner of Trident Capital Partners Fund-I, L.P. and Trident Capital Partners Fund-I, C.V. Mr. Dixon disclaims beneficial ownership of these shares, other than to the extent of his stock ownership in Trident Capital, Inc.

(7) Consists of 14,247 shares held by Donald Dixon and 618 shares held by Trident Capital, Inc. and 197 shares owned by Trident Administrator N.V.

(8) Consists of 21,218 shares held by Trident Capital Partners Fund-I, L.P. and 4,197 shares held by Trident Capital Partners Fund-I, C.V.

(9) Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 is deemed to be the beneficial owner of 2,075,000 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(10) SMALLCAP World Fund, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company, is the beneficial owner of 1,475,000 shares of Common Stock..

(11) The business address of this individual is c/o Platinum Software Corporation, 195 Technology Drive, Irvine, CA 92618-2402.

(12) Consists of 50,000 shares owned directly and 24,500 shares issuable pursuant to options exercisable within sixty (60) days from the date hereof.

(13) Consists of 460,000 shares owned directly and 25,000 shares issuable pursuant to options exercisable within sixty (60) days from the date hereof.

(14) Excludes all shares of common stock and Series C Preferred Stock owned by Kleiner Perkins Caufield & Byers, New Enterprise Associates, Trident Capital Partners, and related entities as to which the respective affiliated directors disclaim beneficial ownership other than to the extent of their individual partnership interests.


NATURE OF THE VOTE REQUIRED AND VOTING PROCEDURES

        The affirmative vote of a plurality of the shares of the Company's Common Stock present or represented and voting at the Annual Meeting of Stockholders will be required to elect Management's five (5) nominee directors. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MANAGEMENT'S FIVE (5) NOMINEE DIRECTORS. Proxies solicited by Management will be voted FOR the election of management's five (5) nominee directors.

                                  PROPOSAL TWO
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has selected Ernst & Young, LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1999, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

        Ernst & Young LLP was chosen by the Board on July 15, 1994 to replace Arthur Andersen LLP which had audited the Company's financial statements annually since fiscal year 1987. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

        In the Company's two most recent fiscal years there have been no disagreements between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        The audit report of Ernst & Young LLP on the Company's consolidated financial statements for the fiscal years ended June 30, 1996, June 30, 1997 and June 30, 1998 contained no adverse opinion or disclaimer of opinion and it was not qualified or modified as to uncertainty, audit scope or accounting principles.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended June 30, 1998 the Company's officers, directors and all persons who own more than 10% of a registered class of the Company's equity securities complied with all Section 16(a) filing requirements.

                                  OTHER MATTERS

        The Company knows of no other matters to be submitted to the Annual Meeting of Stockholders. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                          TRANSACTION OF OTHER BUSINESS

        As of the date of the Proxy Statement, the Board of Directors is not aware of any other matters other than those set forth herein and in the Notice or Annual Meeting of Stockholders that will come before the Meeting. Should any other matters requiring the vote of stockholders arise, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

        Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as you name appears on your stock certificate and return it in the enclosed postage prepaid envelope.

        THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S FISCAL YEAR ENDED JUNE 30, 1998, WILL BE FURNISHED TO THE COMPANY'S STOCKHOLDERS AS OF THE RECORD DATE FOR THE ANNUAL MEETING OF STOCKHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST. IF YOU DESIRE TO OBTAIN A COPY OF SUCH ANNUAL REPORT ON FORM 10-K, PLEASE DIRECT SUCH WRITTEN REQUEST TO PLATINUM SOFTWARE CORPORATION, ATTENTION: INVESTOR RELATIONS, 195 TECHNOLOGY DRIVE, IRVINE, CALIFORNIA 92618-2402.


                                            THE BOARD OF DIRECTORS


Dated:  September 28, 1998

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         PLATINUM SOFTWARE CORPORATION

     The undersigned hereby appoints L. George Klaus and Perry Tarnofsky proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Platinum Software Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held October 28, 1998 or any adjournment thereof.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


                              FOLD AND DETACH HERE

                                                               Please mark
                                                               your vote as  [X]
                                                               indicated in
                                                               this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Item 1 - ELECTION OF DIRECTORS                         FOR     WITHHELD FOR ALL

         L. George Klaus      Donald Dixon             [ ]            [ ]
         W. Douglas Hajjar    L. John Doerr
         Arthur J. Marks

         WITHHELD FOR: (Write that nominee's name in the space provided below).

         ----------------------------------------------------------------------

Item 2 - APPOINTMENT OF ERNST & YOUNG, L.L.P. AS       FOR   AGAINST   ABSTAIN
         INDEPENDENT ACCOUNTANTS                       [ ]     [ ]       [ ]



Signature(s)                                           Date
             ---------------------------------------         ------------------
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.